Filed Pursuant to Rule 433

Registration No. 333-205684

March 9, 2017

FREE WRITING PROSPECTUS

(To Prospectus dated February 17, 2017)

[Name]

Rich Uncles is proud to announce the launch of our Automated Investment Plan (AIP). Investors are now able to schedule monthly recurring investments as part of their overall wealth building strategy.

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If you have any questions about our real estate investment trust, or the prospectus, please call us at (855) Rich-Uncles or simply reply to this email.

Sincerely,

Rich Uncles Investor Relations

(855) Rich-Uncles

About Rich Uncles	Contact Us

Rich Uncles is a Real Estate Investment Trust (REIT) that allows small investors the opportunity to invest in commercial property.	3080 Bristol Street, Suite 550 Costa Mesa, CA 92626 info@RichUncles.com 1-855-Rich-Uncles (1-855-742-4862)

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